Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123859
PROSPECTUS SUPPLEMENT
(to prospectus dated June 6, 2005
and supplemented July 12, 2005)

$125,000,000

AudioCodes Ltd.

2.00% Senior Convertible Notes due 2024

and

Ordinary Shares Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated June 6, 2005 and supplemented July 12, 2005 (the “prospectus”) of AudioCodes Ltd. relating to the resale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the “selling securityholders”) of up to $125,000,000 aggregate principal amount of our 2.00% Senior Convertible Notes due 2024 and our ordinary shares issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

SELLING SECURITYHOLDERS

Set forth below, among other things, is the name and address of selling securityholders who were not identified in the prospectus and selling securityholders who were identified in the prospectus for whom the information set forth in the prospectus has changed, the principal amount of the notes beneficially owned by and that may be offered by such selling securityholders pursuant to the prospectus and the number of ordinary shares into which the notes owned by such selling securityholders are convertible. All information concerning beneficial ownership is based upon information provided to us by the selling securityholders. The table of selling securityholders appearing under the heading “Selling Securityholders” in the prospectus is hereby amended to include the selling securityholders named below and to amend the information provided for “Virginia Retirement System.”

Name and Address of Selling Securityholder	Aggregate Principal Amount of Notes Beneficially Owned That May Be Offered For Resale	Percentage of Outstanding Notes Beneficially Owned Prior to Any Resale(1)	Percentage of Outstanding Notes Beneficially Owned if All Notes That May Be Offered Hereby are Resold(1)	Ordinary Shares Beneficially Owned Upon Conversion of the Notes That May Be Offered for Resale(2)	Percentage of Equity Capital Beneficially Owned Prior to Any Resale(2)(3)	Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold	Percentage of Ordinary Shares Beneficially Owned if All Ordinary Shares That May Be Offered Hereby are Resold
Grace Convertible Arbitrage Fund, Ltd.(4) 1560 Sherman Ave., Suite 900 Evanston, Il 60201	$1,000,000	0.80%	—	53,447	*	0	—
Virginia Retirement System (5) c/o Oaktree Capital Management, LLC 333 S. Grand Ave., 28th Floor Los Angeles, CA 90071	$2,000,000	1.60%	—	106,894	*	0	—
________________
* Less than 1%.
(1) Assumes $125,000,000 aggregate principal amount of notes outstanding.
(2) Assumes conversion of all of the holder’s notes at a conversion rate of 53.4474 ordinary shares per $1,000 principal amount of notes. This conversion rate will be subject to adjustment as described in the prospectus in the section entitled “Description of Notes—Conversion Rights.” As a result, the number of ordinary shares issuable upon conversion of the notes may increase or decrease in the future.
(3) Includes ordinary shares issuable upon conversion of the notes beneficially owned by the selling securityholder, as reflected in the fifth column of this table. Calculated based on Rule 13d-3(d)(1) of the Exchange Act, assuming 40,154,705 ordinary shares outstanding as of March 31, 2005.
(4) Grace Brothers Management LLC acts as investment advisor to the selling securityholder. Bradford Whitmore and Michael Brailon, Managing Members of Grace Brothers Management LLC, have sole voting and dispositive power over the notes beneficially owned by the selling securityholder.
(5) Oaktree Capital Management, LLC is the investment manager of the selling securityholder. Oaktree Capital Management, LLC does not own an equity interest in the selling securityholder but has voting and dispositive power over the notes beneficially owned by the selling securityholder. Andrew Watts is a managing director of Oaktree Capital Management, LLC and is the portfolio manager for the selling securityholder. Mr. Watts, Oaktree Capital Management, LLC and all employees and members of Oaktree Capital Management, LLC disclaim beneficial ownership of the notes beneficially owned by the selling securityholder, except for their pecuniary interest therein.

The date of this prospectus supplement is July 27, 2005